Exhibit 10.7

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into November 20, 2012 (the “Effective Date”), by and between: (i) Richard Burke (“Executive”); and (ii) ADS Waste Holdings, Inc., a Delaware corporation (the “Company”).

Pursuant to that certain Stock Purchase Agreement, dated July 18, 2012, Star Atlantic Waste Holdings LP, will acquire all of the issued and outstanding capital stock of Veolia ES SW (“Veolia”) from Veolia Environmental Services North America (the “Transaction”). The closing of the Transaction will occur following the review of the Transaction by the Federal Trade Commission and the Department of Justice in accordance with the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”).

Executive is currently serving as the Chief Executive Officer - Environmental Services North America of Veolia, Effective upon the closing of the Transaction following review under the HSR Act, pursuant to the terms and conditions of this Agreement, Executive will be employed by the Company as the President of the Company and will be elected to the Board of Directors of the Company.

In consideration of the mutual covenants contained herein, the receipt and sufficiency of such consideration is hereby acknowledged and agreed, the Company and Executive agree as follows:

1. Employment. Effective as of the Effective Date:

a. Executive accepts employment as President of the Company. Executive shall perform such duties as are assigned by the Chief Executive Officer and/or as are otherwise normally associated with such position, including, without limitation, corporate strategy (including waste technology), integration, corporate selling, general and administrative expenses synergies, mergers and acquisitions, human resources, risk management, procurement, training, and investor relations.

b. Executive shall report directly to the Chief Executive Officer of the Company. In carrying out Executive’s duties, Executive will exercise discretion and independent judgment. However, Executive’s conduct shall be consistent with, and in the best interests of, the Company’s business goals and objectives and in accordance with the authority and limitations on authority established in the Company’s charter and bylaws and by the Board of Directors of the Company from time to time.

c. As of the Effective Date, the Board of Directors of the Company will consist of not less than eleven (11) members, with four (4) members representing the management of the Company. So long as Executive is serving as the President of the Company pursuant to the terms and conditions of this Agreement and so long as Advanced Disposal Waste Holdings Corp., a Delaware corporation (“Parent”), owns all of the issued and outstanding shares of the Company, Executive shall serve as one (1) of the four (4) members of the Board of Directors of the Company representing the management of the Company; provided, however, Executive may be removed from the Board of Directors of the Company (as determined by the Company in its sole and absolute discretion) in connection with any restructuring of the Board of Directors of Parent or the Company in connection with a public offering of the securities of Parent or the Company to comply with the requirements of the Sarbanes-Oxley Act of 2002, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, to comply with any other legal requirements then in effect, or in connection with any future equity investments in Parent or the Company. Notwithstanding the foregoing, nothing in this Section 1(c) shall restrict the Company from altering the number of members of the Board of Directors of the Company, including the number of members representing management of the Company.

d. As of the Effective Date, the Board of Directors of Parent will consist of not less than eleven (11) members, with four (4) members representing the management of the Company. So long as Executive is serving as the President of the Company pursuant to the terms and conditions of this Agreement and so long as Highstar Capital II, LP, Highstar Capital III, LP and their affiliates, maintain control of more than fifty percent (50%) of the issued and outstanding shares of Parent, Executive shall serve as one (1) of the four (4) members of the Board of Directors of Parent representing the management of the Company; provided, however, Executive may be removed from the Board of Directors of Parent (as determined by Parent in its sole and absolute discretion) in connection with any restructuring of the Board of Directors of Parent in connection with a public offering of the securities of the Company or Parent to comply with the requirements of the Sarbanes-Oxley Act of 2002, the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, to comply with any other legal requirements then in effect, or in connection with any future equity investments in Parent or the Company. Notwithstanding the foregoing, nothing in this Section 1(d) shall restrict Parent from altering the number of members of the Board of Directors of Parent, including the number of members representing management of Parent.

2. Term of Employment. The parties acknowledge and agree that the initial term of this Agreement shall extend for three (3) years from the Effective Date and, unless terminated in accordance with Section 7, shall automatically renew for successive one (1) year terms upon expiration of each preceding term. Notwithstanding the foregoing to the contrary, either party may avoid the automatic renewal of this Agreement for any reason by providing written notice of intent not to renew at least sixty (60) days before the end of the then current term of employment, it being understood that if the Company provides Executive with a notice of nonrenewal that does not state it is a nonrenewal for Cause, such notice shall be considered a termination of Executive’s employment by the Company without Cause (as defined in Section 7(a)) for purposes of this Agreement, including, without limitation, Section 8.

3. Extent of Services. Commencing on the Effective Date and continuing during the term of this Agreement, Executive shall devote to the Company an appropriate amount of Executive’s working time, attention, knowledge and skills as are necessary to perform the services required hereunder, and shall not engage in any other business activities which may interfere with Executive’s ability to completely perform the services required hereunder without first obtaining the written consent of the Chief Executive Officer of the Company.

4. Compensation. For providing the services described in this Agreement, effective commencing on the Effective Date, Executive shall be compensated as follows:

a. Base Salary. Executive shall receive from the Company an annual salary of Four Hundred Sixty-Five Thousand and 00/100 Dollars ($465,000.00) (the “Base Salary”). The Company shall deduct from such compensation any and all applicable taxes, withholding, surcharge, and the applicable deductions. Commencing on January 1, 2014, the Base Salary shall be increased not less often than annually on January 1st of each succeeding year. The annual increase shall not be less than one hundred percent (100%) of the increase of the CPI for the immediately preceding calendar year over the CPI for the second preceding calendar year. For purposes of this Agreement, “CPI” means the Consumer Price Index-All Urban Consumers U.S. City Average (1982 – 1984 equals 100), as published by the U.S. Department of Labor’s Bureau of Labor Statistics.

b. Bonuses. Executive shall be eligible to participate in the Company’s performance based bonus program. The amount of the annual bonus opportunity is up to one hundred percent (100%) of the Base Salary; provided, however. the terms of the bonus program shall be negotiated each year between, and acceptable to both, Executive and the Company, and approved by the Chief Executive Officer. All bonuses will be paid no later than March 15th immediately following the calendar year in which the bonuses were earned.

c. Purchase of Common Stock. On the Effective Date, Executive will purchase one thousand one hundred eighty-five (1,185) shares of the common stock of Parent (the “Executive Stock Investment Shares”) in exchange for One Million and 00/100 Dollars ($1,000,000.00) (the “Executive Stock Investment Amount”). Executive will fund the Executive Stock Investment Amount by: (i) paying to Parent Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00) in cash via wire transfer or other delivery of immediately available funds; and (ii) executing and delivering to Parent that certain Promissory Note in the original principal amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00), bearing interest at the applicable federal rate, in the form attached as Exhibit 4(c) (the “Stock Investment Promissory Note”). In addition, on the Effective Date, Executive will execute and become a party to that certain Advanced Disposal Waste Holdings Corp. Shareholders Agreement, as amended from time to time (the “Shareholders Agreement”), and all of the Executive Stock Investment Shares will be subject to the terms and conditions of the Shareholders Agreement except as specifically modified by this Agreement. Executive will file with the Internal Revenue Service and with the Company within thirty (30) days of such purchase an election under Section 83(b) of the Code.

d. Stock Options. Effective on the Effective Date, Parent shall grant to Executive an option to purchase nine thousand three hundred sixty-four (9,364) shares of the common stock of Parent (the “Executive Stock Option” and the shares to be issued pursuant to the Executive Stock Option, the “Executive Stock Option Shares”). The Executive Stock Option will be subject to the terms and conditions of that certain Award Agreement attached as Exhibit 4(4), subject to the terms and conditions of the Advanced Disposal Waste Holdings Corp. 2012 Stock Incentive Plan, as amended from time to time (the “Stock Incentive Plan”). The vesting conditions of the Executive Stock Option shall be as set forth in Section 6; provided, however, that in the event of Executive’s death or Disability (as defined in the Stock Incentive Plan) of Executive or upon the occurrence of a Change of Control (as defined in the Stock Incentive Plan), in either case while Executive is employed by the Company, all rights to exercise the Executive Stock Option shall become immediately fully vested and exercisable.

e. Benefit Plans. Executive will be eligible to participate in those group medical, dental, or health insurance plans and pension or profit-sharing plans which the Company makes available to its senior level employees from time to time, subject to all terms and conditions of those plans and any amendments thereto, including without limitation, any and all provisions concerning eligibility for participation. Nothing in this Section 4(e) is intended to require the Company to offer benefits of any type, and the Company may choose to amend or discontinue any benefit program at any time in its sole discretion.

f. Vacation. Executive shall be entitled to six (6) weeks of vacation per year, and may take no more than two (2) weeks of vacation consecutively.

g. Short Term Disability. In the event Executive terminates employment by reason of disability and is eligible for benefits under the Company’s group Long Term Disability Plan described in Section 4(h) (the “LTD Plan”), the Company will pay to Executive an amount equal to (1) the Base Salary then in effect pro-rated for the duration of the Elimination Period (as defined in Section 4(g)) (the “Salary Component”), reduced as provided in the last sentence of this Section 4(g), and (ii) any unpaid Bonus that, but for Executive’s termination, would have been paid during the Elimination Period (the “Bonus Component”). The Salary Component shall be paid in equal monthly installments for the Elimination Period and the Bonus Component, if any, shall be paid at the time bonuses are paid by the Company to senior executives generally. Disability for purposes of this Section 4(g) shall be determined by the Board of Directors based upon both reasonable medical inquiry and a fair evaluation of Executive’s performance. The amount of the Salary Component shall be reduced (but not below zero) by the amount of any benefits that Executive received pursuant to the Company’s generally applicable short term disability insurance program, if one exists.

h. Long Term Disability. The Company shall maintain a group Long Term Disability Plan (i.e., the LTD Plan) which provides benefits to Executive upon the determination of the insurance company insuring the LTD Plan that Executive is disabled under the terms of such plan. Benefits under the LTD Plan shall be equal to at least sixty-six and two-thirds percent (66 2/3%) of Executive’s Base Salary up to a maximum benefit of Nine Thousand and 00/100 Dollars ($9,000.00) per month with an elimination period of not longer than ninety (90) days (the “Elimination Period”).

i. Life Insurance Benefits. During the term of this Agreement, the Company shall maintain a term life insurance policy on Executive’s life in an amount equal to One Million and 00/100 Dollars ($1,000,000.00). Executive may designate the beneficiary of such policy.

j. Relocation Expenses. The Company will reimburse or pay the relocation costs and expenses incurred by Executive in relocating from Pewaukee, Wisconsin to Jacksonville, Florida as follows:

i. Any and all reasonable out-of-pocket moving expenses incurred by Executive in relocating from Pewaukee, Wisconsin to Jacksonville, Florida, plus Five Thousand and 00/100 Dollars ($5,000.00) for miscellaneous items;

ii. Any and all reasonable closing costs incurred in connection with the sale of Executive’s principal residence in Pewaukee, Wisconsin;

iii. Any and all reasonable closing costs incurred in connection with the purchase of Executive’s principal residence in Jacksonville, Florida;

iv. The costs associated with temporary housing in Jacksonville, Florida (in an amount equal to the mortgage payment for Executive’s principal residence in Pewaukee, Wisconsin) until the earlier of: (A) twelve (12) months after the Effective Date; or (B) the sale of Executive’s principal residence in Pewaukee, Wisconsin; and

v. If Executive has not sold Executive’s primary residence in Pewaukee, Wisconsin within three (3) months after the Effective Date, the Company will purchase Executive’s primary residence in Pewaukee, Wisconsin for an amount equal to the greater of: (A) the appraised fair market value; or (B) Executive’s basis for federal income tax purposes.

k. Reimbursement of Expenses. The Company will reimburse Executive for direct and reasonable out-of-pocket expenses incurred by Executive in connection with the performance of Executive’s duties under this Agreement in accordance with the Company’s employee expense reimbursement policies as in effect from time to time, subject to any documentary evidence or substantiation required under such policies.

5. Covenants Against Competition and Confidentiality. As President of the Company, Executive will be in a position requiring significant trust and confidence and exposing Executive to certain confidential and proprietary information. During the term of this Agreement, Executive may also develop information, data and processes to further the development of the Company’s operations. The Company is willing to employ the Executive and permit such exposures to and development by Executive only if Executive agrees to be bound by the covenants, restrictions, obligations and agreements set forth in this Section 5 (the “Covenants”). Executive acknowledges that the employment benefits, rights and compensation set forth herein represent good, valuable, fair and sufficient consideration for such Covenants.

a. Definitions. For purposes of this Agreement, the following terms have the specified meanings:

1. “Affiliate” shall mean any entity in which the Company owns, directly or indirectly, more than a twenty-five percent (25%) interest, or any entity that owns, directly or indirectly, more than twenty-five percent (25%) interest in the Company, either as a partner, shareholder, joint venturer, limited liability company or other equity position or interest.

ii. “Confidential Information” shall mean the Company’s business information and materials, whether in oral, written, electronic or visual form, including without limitation, all such business information and materials relating to business policies, procedures, methods, customer accounts, customer relationships; inventions, patents, trademarks, and copyrights and respective applications; improvements, know-how, trade secrets, specifications and drawings, cost and pricing data; process flow diagrams; bills; customer, vendor and supplier information; products, manufacturing processes, and ideas; sales, financial, business plans, and marketing information, financial statements, balance sheets and other financial data and any other materials referring to the same. Confidential Information shall not include any information that is or becomes generally known by the public through no violation of the terms of this Agreement. The Company recognizes and agrees that Executive has substantial know-how and expertise in the Field of Business and agrees that Confidential Information shall not include such know-how and expertise as the Executive possesses as of the dale of this Agreement.

iii. “Field of Business” shall mean the business of (A) the collection, transportation and disposal of solid waste; and (B) any other field of business that represents a material portion of the business conducted by the Company (including its subsidiaries and Affiliates) during the term of Executive’s employment.

iv. “Inventions” shall mean any new or useful art, discovery, contribution, finding or improvement or other tangible or intangible concepts, whether patentable, copyrightable, or otherwise, and all related know-how, which relates in any way to the present or prospective Field of Business or interests of the Company and which Executive makes, creates, conceives, reduces to practice, or contributes to or which Executive has made, created conceived, reduced to practice, or contributed to, whether now existing or in the future, during the period of Executive’s employment with the Company, including such Inventions conceived or reduced to practice prior to the execution of this Agreement, and for one (1) year following Executive’s employment with the Company. Inventions shall include but not be limited to all trade secrets, designs, discoveries, formulae, processes, manufacturing techniques, improvements and ideas. Inventions shall not include any information that is or becomes generally known by the public through no violation of the terms of this Agreement.

v. “Restricted Area” shall mean and include any geographic area in which (A) the Company (including its Affiliates) does business, and (B) in which Executive performs services for the Company or has supervisory authority.

vi. “Trade Secret” means any Confidential Information described above, without regard to form, which: (A) is not commonly known by or available to the public; (B) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means to other persons who can obtain economic value from its disclosure or use; and (C) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

b. Covenants Against Competition and Solicitation.

i. Executive agrees that, during the course of Executive’s employment with the Company, Executive shall not accept alternative employment or engage in any independent and/or separate business activity in the Field of Business in the Restricted Area.

ii. Executive further agrees that during the term of Executive’s employment with the Company and for a period of two (2) years after Executive’s employment terminates pursuant to Section 7 for any reason, Executive shall not:

(1) in the Field of Business within the Restricted Area, solicit business from, direct marketing activities to, or perform work relating to, any customer or prospective customer upon whom Executive called, or for whom Executive provided administrative or support services, on the Company’s behalf during the term of Executive’s employment with the Company;

(2) become engaged in or employed by, directly or indirectly, any business entity which operates in or in any way does business in the Field of Business within the Restricted Area; or

(3) be the owner of more than one percent (1%) of the outstanding equity of any business entity which operates in or in any way does business in the Field of Business within the Restricted Area.

iii. Executive further agrees that during the course of Executive’s employment with the Company and for a period of two (2) years after the termination of his employment with the Company for any reason whatsoever with or without Cause, Executive shall not, directly or indirectly do the following:

(1) induce any customers, including former and prospective customers, of the Company to patronize any business entity that operates in the Field of Business within the Restricted Area (other than the Company); or

(2) request or advise any customers of the Company, including prospective customers, to withdraw, curtail or cancel such customer’s business with the Company.

c. Covenants Concerning Confidentiality.

i. Executive acknowledges that Executive will use and/or have access to Confidential Information, including Trade Secrets, and that such information constitutes valuable, special and unique property of the Company,

ii. Executive agrees that, during the term of Executive’s employment with the Company, and following the termination of Executive’s employment for any reason whatsoever, Executive shall not disclose or divulge any Confidential Information, including Trade Secrets, to any person, corporation, or other entity for any reason or purpose whatsoever, except upon the direct written authorization of the Board of Directors, and that the Company shall be entitled to seek an injunction from a court restraining and enjoining Executive from the unauthorized disclosure of any such information.

d, Inventions.

i. Executive shall be required to promptly disclose all Inventions to the Company. Executive shall keep accurate records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and exclusive property of the Company, and Executive shall surrender possession of such records to the Company at any time upon the Company’s request.

ii. Executive acknowledges that the Company is the lawful owner and creator of all Confidential Information, including Trade Secrets, and that the Company owns all rights, title and other interests thereto. Executive agrees that all Inventions shall be the sole and exclusive property of the Company upon conception and/or reduction to practice. Executive hereby assigns, grants, and conveys all rights, title and interest in and to all Inventions together with all copyrights, patents, trademarks and other proprietary rights associated therewith. No license or other rights, express or implied, are granted to Executive in the Inventions and Executive hereby disclaims the same. Both during the Executive’s employment with the Company and thereafter, Executive shall fully cooperate with the Company in the procurement, protection, and enforcement of any rights in any such Inventions, including but not limited to intellectual property rights that may arise in connection therewith. This shall include executing, acknowledging and delivering to the Company all documents or papers necessary to enable the Company to procure and protect such rights.

e. Surrender of Records. Executive agrees that, on termination of Executive’s employment pursuant to Section 7 for any reason, Executive will surrender to the Company in good condition all records, files, and other property of the Company in Executive’s custody or possession including, without limitation, the information identified in Sections 5(a)(ii) and (vi), as well any other information concerning the Company’s business that Executive acquired during Executive’s employment with the Company. If and when the employment relationship is terminated, and upon the Company’s request, Executive shall submit to an exit interview at a place and time to be designated by the Company. The Company has the right to request that Executive bring all items referenced in this Section 5(e) to the exit interview. The Company shall reimburse Executive for reasonable travel costs associated with attending the exit interview.

f. Interference with Company’s Employees. Executive further agrees that, during the term of Executive’s employment with the Company and for a period of two (2) years after the termination of Executive’s employment with the Company pursuant to Section 7 for any reason, Executive shall not, directly or indirectly:

i. induce or attempt to induce any employee of the Company (including its subsidiaries and Affiliates) to terminate his or her employment with the Company;

ii. interfere with or attempt to disrupt the relationship existing between the Company (including its subsidiaries and Affiliates) and its respective employees; or

iii. solicit, hire or assist in the solicitation or hiring away of any employee of the Company (including its subsidiaries and Affiliates) to become an employee of any other business entity with which Executive is associated.

g. Duration of Covenants. In the event that the Company commences an action in any court of law to enforce any of the Covenants, the running of any time period or limitation applicable to such Covenants shall be suspended and tolled pending final resolution of such legal action. The running of any unexpired time period shall resume either on the date when final judgment is rendered or when all appeals taken therefrom are concluded, whichever shall occur later.

h. Modification. No modification of the Covenants shall be valid unless such modification is in writing and signed by Executive and a duly authorized representative of the Company. If, however, any of the Covenants is held by a court to be unenforceable and/or overbroad, the parties acknowledge and agree that the defective term(s) shall be modified, but only to the extent necessary to comply with applicable law(s).

i. Disclosure to Prospective Employer. Executive agrees that, should Executive’s employment terminate pursuant to Section 7 for any reason, Executive will disclose the terms of the Covenants to any persons, corporations or other entities with whom Executive seeks employment or an engagement as a provider of services for compensation that operates in the Field of Business within the Restricted Area. Executive also recognizes that the Company has the right to make these Covenants known to others.

j. Affiliates. Executive may, from time to time at the direction of the Company, render services to its Affiliates and thereby be exposed to Confidential Information and Trade Secrets owned by them. The Covenants made by Executive shall be for the benefit of the Company and its Affiliates. Accordingly, this Section 5 may be enforced by either or all of the Company or its Affiliates.

k. Enforcement of Covenants.

i. Right to Injunction. Executive acknowledges that a breach of any of the Covenants will cause irreparable damage to the Company with respect to which the Company’s remedy at law for damages will be inadequate. Therefore, in the event of breach or anticipatory breach of the Covenants, in addition to remedies otherwise available to it at law or equity, Executive and the Company agree that the Company shall be entitled to seek injunctions, both preliminary and permanent, enjoining or restraining such breach or anticipatory breach. Executive acknowledges and agrees that an injunction may be issued by any court of competent jurisdiction without requiring the Company to post any bond, in addition to remedies otherwise available to it at law or equity.

ii. Reimbursement following Breach. In the event that any court enters a final, non-appealable judgment that Executive has breached any of the Covenants, Executive shall reimburse the Company for any payments it makes pursuant to this Agreement subsequent to such breach. Any such reimbursements shall be in addition to any damages in the Company’s favor that the court may impose upon Executive.

iii. Recovery of Costs. In the event that the Company commences an action in any court to enforce any of the Covenants, the party against whom the court finds shall pay all expenses associated with such enforcement, including reasonable attorneys’ fees.

6. Succession of Chief Executive Officer.

a. Upon retirement of the current Chief Executive Officer, Charles C. Appleby (“Appleby”), Executive will be considered to succeed to the position of Chief Executive Officer by the Board of Directors. The Board of Directors (other than the members of the Board of Directors representing management) will select the successor to the Chief Executive Officer in its sole and absolute discretion utilizing factors and criteria determined by the Board of Directors in its sole and absolute discretion. The Board of Directors has no obligation to announce or provide to Executive the factors or criteria the Board of Directors will utilize in making its decision.

b. If Executive is selected to become the Chief Executive Officer following the retirement of Appleby: (i) Executive will pay within thirty (30) days after the effective date of such appointment any and all amounts then outstanding under the Stock Investment Promissory Note; and (ii) the Executive Stock Option will become fully and completely vested.

c. If Executive is not selected to become the Chief Executive Officer following the retirement of Appleby and if Executive elects to terminate Executive’s employment with the Company: (i) the Company will pay to Executive the amounts payable under Section 8 as if Executive’s employment with the Company was terminated without Cause; (ii) the Company will redeem and purchase from Executive all of the Executive Stock Investment Shares for a redemption price of One Million and 00/100 Dollars ($1,000,000.00); (iii) Executive will pay any and all amounts then outstanding under the Stock Investment Promissory Note; and (iv) the Executive Stock Option shall immediately terminate and shall be of no further force or effect.

d. If Executive is not selected to become the Chief Executive Officer following the retirement of Appleby and if Executive and the Company agree for Executive to continue employment with the Company in a mutually agreeable capacity, then: (i) the Executive Stock Option will vest with respect to (A) sixty percent (60%) of the Executive Stock Option Shares on January 1, 2015, (B) twenty percent (20%) of the Executive Stock Option Shares on January 1, 2016, and (C) the remaining twenty percent (20%) of the Executive Stock Option Shares on January 1, 2017; and (ii) Executive will pay any and all amounts then outstanding under the Stock Investment Promissory Note.

7. Termination.

a. This Agreement may be terminated by the Board of Directors at any time and in its sole discretion without notice upon the occurrence of one or more of the following events, any of which shall constitute “Cause” for purposes of this Agreement:

i. Executive fails to comply with the polices, standards, and regulations that the Company, in its sole discretion, establishes and/or implements during Executive’s employment and Executive does not cure such failure within thirty (30) days following Executive’s receipt of written notice from the Board of Directors of the Company of such failure;

ii. Executive commits any act of fraud, dishonesty or other acts of misconduct in the rendering of services on behalf of the Company;

iii. Executive fails to faithfully, diligently or properly comply with the provisions of this Agreement and the reasonable requests of the person(s) to whom Executive reports and Executive does not cure such failure within thirty (30) days following Executive’s receipt of written notice from the Board of Directors of the Company of such failure;

iv. Executive fails to adequately perform the usual and customary duties of Executive’s employment and/or those duties typically associated with Executive’s position and Executive does not cure such failure within thirty (30) days following Executive’s receipt of written notice from the Board of Directors of the Company of such failure;

v.	Executive breaches any of the Covenants; or

vi. Executive is convicted of a felony or commits any act which damages the reputation or causes public embarrassment to the Company, as determined in the sole discretion of the Board of Directors.

b. This Agreement shall terminate immediately upon the death of Executive or upon Executive becoming physically and/or mentally incapacitated such that Executive cannot perform the essential functions of Executive’s job. The determination of whether Executive is capable of performing the essential functions of Executive’s job shall be based on (i) a determination of whether Executive is considered disabled under the LTD Plan or (ii) if no LTD Plan is then in effect, if a physician that is mutually agreeable to the Company and Executive determines that Executive cannot perform the essential functions of Executive’s job, even with reasonable accommodation, for (A) any period of ninety (90) consecutive days or (B) one hundred fifty (150) days during any consecutive twelve (12)-month period. If the Company and Executive cannot agrees on the selection of a physician to make the determination of disability, then each of the Company and Executive will select one (1) physician and the two (2) physicians will select a third (3rd) physician who will determine whether the Executive is disabled. The determination of the physician selected in accordance with this Section 7(b) will be binding on both the Company and Executive. Executive must submit to a reasonable number of examinations by the physician making the determination of disability, and Executive hereby authorize the disclosure and release to the Company of such determination and all supporting medical records and information. If Executive is not legally competent, Executive’s legal guardian or duly-authorized attorney-in-fact will act in the place of Executive in selecting a physician, submitting executive to examinations and providing the authorization of disclosure.

c. This Agreement may be terminated by the Company at any time without Cause upon ninety (90) days written notice.

d. This Agreement may be terminated by Executive at any time with or without Good Reason upon ninety (90) days written notice For purposes of this Agreement, “Good Reason” means a voluntary termination of employment by Executive by reason of any of the following events which occurs, without the prior written consent of Executive: (i) a breach of this Agreement by the Company; (ii) any relocation of Executive’s principal place of business to a location that represents a material change in geographic location (including, without limitation an involuntary relocation that is more than fifty (50) miles from Executive’s principal place of business at the Company); and (iii) a material diminution in Executive’s authority, duties, responsibilities, reporting position, or compensation.

e. This Agreement may be terminated in accordance with the provisions of Section 2 by nonrenewal.

8. Payments Following Termination Under Certain Circumstances.

a. In the event of a termination of Executive’s employment with the Company for any reason (the effective date of such termination, the “Termination Effective Date”), Executive shall be entitled to payment from the Company within thirty (30) days following the Termination Effective Date of Executive’s accrued but unpaid Base Salary through the Termination Effective Date and payment of any unreimbursed expenses to which Executive is entitled pursuant to Section 4(h).

b. If this Agreement is terminated by the Company for any reason other than (a) fraud by Executive, (b) intentional misconduct by Executive as determined by a majority of the Board of Directors and a majority of the Company’s officers who are members of the Board of Directors (other than Executive), (c) Executive’s conviction of any felony offense, or (d) a violation of Section 7(a)(v) or (vi) as determined by a majority of the Board of Directors and a majority of the Company’s officers who are members of the Board of Directors (other than Executive), or if this Agreement is terminated by Executive for Good Reason (following written notice to cure and the failure of the Company to cure such circumstance within ten (10) days), and Executive executes a general release in a form acceptable to the Company (the “Release”), and such executed Release is delivered to the Company (and any period during which Executive may revoke such Release pursuant to applicable law has expired) by the sixtieth (60th) day following the Termination Effective Date (the “Release Delivery Date”), the Company agrees to pay the Executive the following:

i. an amount equal to two (2) times Executive’s Base Salary (at the rate in effect as of the Termination Effective Date) in twenty-four (24) equal monthly installments commencing sixty (60) days following the date of termination, which shall be paid to Executive through the Company’s regular payroll; plus

ii. an amount equal to the pro rata share of Executive’s bonus as earned through the Termination Effective Date, if any, payable at least sixty (60) days and not less than seventy-five (75) days after the Termination Effective Date; plus

iii. an amount equal to two (2) times the bonus received by Executive during the fiscal year immediately preceding the fiscal year of Executive’s termination in twenty-four (24) equal monthly installments commencing sixty (60) days following the Termination Effective Date, which shall be paid to Executive through the Company’s regular payroll.

Notwithstanding the foregoing, in the event Executive fails to execute and deliver the Release, and any period during which Executive may revoke such Release pursuant to applicable law has not expired, by the Release Delivery Date, Executive shall forfeit all of his rights to the termination payments set forth in this Section 8 and the Company shall have no obligation whatsoever to make such payments.

9.	Miscellaneous.

a. This Agreement and any payment, distribution or other benefit hereunder shall comply with the requirements of Section 409A of the Code, or an exemption or exclusion therefrom, as well as any related regulations or other guidance promulgated by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”), to the extent applicable, and shall in all respects be administered in accordance with Section 409A; provided, that, for the avoidance of doubt, this provision shall not be construed to require a gross-up payment in respect of any taxes, interest or penalties imposed on Executive as a result of Section 409A. To the extent any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Section 409A. To the extent Executive is a “specified employee” under Section 409A, no payment, distribution or other benefit described in this Agreement constituting a distribution of deferred compensation (within the meaning of Treasury Regulation Section 1.409A-1(b)) to be paid during the six-month period following Executive’s “separation from service” (within the meaning of Treasury

Regulation Section 1.409A-1(h)) will be made before the earlier of the date that is six months after the date of separation or the date of Executive’s death. Instead, any such deferred compensation shall be paid on the first business day following the earlier of the six (6)-month anniversary of Executive’s separation from service or the date of death of Executive. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Any provision that would cause this Agreement or a payment, distribution or other benefit hereunder to fail to satisfy the requirements of Section 409A shall have no force or effect and, to the extent an amendment would be effective for purposes of Section 409A, the parties agree that this Agreement shall be amended to comply with Section 409A. Such amendment shall be retroactive to the extent permitted by Section 409A. For purposes of this Agreement, Executive shall not be deemed to have terminated employment unless and until a separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)) has occurred. Each payment under Sections 4(g) and 8 of this Agreement shall be treated as a separate payment for purposes of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during the time period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made not later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

b. The section headings in this Agreement are for convenience only and are not intended to govern, limit or affect the meanings of the sections.

c. Executive represents and warrants to the Company that Executive is not under any obligation to any other party inconsistent with or in conflict with this Agreement, or which would prevent, limit or impair in any way Executive’s performance of Executive’s obligations hereunder.

d. This Agreement constitutes the entire understanding between Executive and the Company with respect to the subject matter hereof and supersedes any and all prior understandings, written or oral. Any prior employment agreement between Executive and the Company is hereby terminated and rendered null and void.

e. Failure to insist upon strict compliance with any of the terms, covenants, or conditions set forth in this Agreement shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other times.

f. If it is determined that any of the provisions of this Agreement is invalid or unenforceable, the remaining provisions shall survive and be given full force and effect.

g. The Company may assign this Agreement and, if assigned, the assignee has the right to seek enforcement of the Agreement.

h. All notices required to be given under this Agreement shall be in writing, shall be effective upon receipt, and shall be delivered to the addressee either in person or mailed by certified mail, return receipt requested.

i. This Agreement is entered into in the State of. Florida and shall be governed by the laws of the State of Florida.

j. Any controversy or claim arising out of or relating to this Agreement, other than in connection with the Company’s rights under Section 5(k), shall be resolved by final and binding arbitration in accordance with the employment dispute arbitration rules of the American Arbitration Association then in effect, and judgment upon any award rendered by the arbitrator may be entered and a confirmation order sought in any court having jurisdiction thereof. Any arbitration shall be conducted in Jacksonville, Florida before a single arbitrator jointly appointed by Executive and the Company. In the event Executive and the Company are unable to agree on an arbitrator within fifteen (15) days of the notice of a claim from one to the other, Executive and the Company shall each select an arbitrator who together shall jointly appoint a third arbitrator who shall be the sole arbitrator for the controversy or claim. Unless otherwise determined by the arbitrator, the prevailing party shall be permitted to recover from the non-prevailing party, in addition to all other legal and equitable remedies, the costs of arbitration including, without limitation, reasonable attorneys’ fees and the expenses of the arbitrator(s) and the American Arbitration Association.

k. Executive acknowledges that Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with payments made under this Agreement (including without limitation any taxes arising under Section 409A(a)(1)(B) of the Code). The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes and, subject to the immediately succeeding sentence, any indebtedness due to the Company as agreed to and as scheduled between the Company and Executive. With respect to debts of Executive to the Company, the aggregate amount withheld by the Company under the immediately preceding sentence from payments due to the Executive under Sections 4(g) and/or 8 shall not exceed Five Thousand and 00/100 Dollars ($5,000.00) and must be taken at the same time and in the same amount as the debt otherwise would have been due from Executive. The Company shall have no obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes.

I. Executive further acknowledges that Executive has thoroughly read the terms of this Agreement and was aware of Executive’s right to seek advice of counsel before signing. Executive further acknowledges that, by signing this Agreement, Executive knowingly and voluntarily consents to the terms contained herein.

The undersigned have executed this Executive Employment Agreement as of the Effective Date.

COMPANY ADS WASTE HOLDINGS, INC., a Delaware corporation

By:

Name:

Its:

EXECUTIVE

RICHARD BURKE